EXHIBIT 10.8

PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT
PURSUANT TO THE VECTOR GROUP LTD.
2014 MANAGEMENT INCENTIVE PLAN

THIS PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT (the “Agreement”), effective as of November 10, 2015 (the “Grant Date”), by and between Vector Group Ltd., a Delaware corporation (the “Company”), and Howard M. Lorber (the “Executive”)

WITNESSETH:

A. WHEREAS, the Executive serves as President and Chief Executive Officer of the Company, pursuant to an Amended and Restated Employment Agreement dated as of January 27, 2006, as amended to date (the “Employment Agreement”); and

B. WHEREAS, the Company wishes to retain the Executive by awarding him a proprietary interest in the Company through ownership of an equity interest therein, which interest shall be subject to the restrictions on vesting and transferability hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Share Award.

Subject to the terms and conditions of this Agreement, the Company hereby grants to the Executive 1,200,000 shares (collectively, the “Award Shares”) of its Common Stock, $.10 par value per share (the “Common Stock”), pursuant to the Company’s 2014 Management Incentive Plan as in effect and amended from time to time (the “Plan”). This award is intended to be a Performance-Based Award within the meaning of Section 14 of the Plan that is exempt from the $1,000,000 deduction limitation under Section 162(m) of the Code and shall be interpreted consistent with this intention.

Except to the extent provided in Section 5 below, the Executive shall only earn a non-forfeitable right to an Award Share by satisfying both (i) the target for Vector Group Ltd. Adjusted EBITDA (as defined below) on the applicable Vesting Date as set forth in the following table, and (ii) being continuously employed with the Company through the applicable Vesting Date as set forth in the following table:

Vesting Date        Number of Vested Shares (Cumulative)

November 15, 2016	171,428 shares if the Vector Group Ltd Adjusted EBITDA from October 1, 2015 to September 30, 2016 exceeds $175 million;

July 1, 2017,	342,857 shares minus shares previously vested if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2016 exceeds $218.75 million;

July 1, 2018	514,285 shares minus shares previously vested if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2017 exceeds $393.75 million;

July 1, 2019	685,713 shares minus shares previously vested if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2018 exceeds $568.75 million;

July 1, 2020	857,141 shares minus shares previously vested if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2019 exceeds $743.75 million;

July 1, 2021	1,028,570 shares minus shares previously vested if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2020 exceeds $918.75 million; and

July 1, 2022	1,200,000 shares minus shares previously vested if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2021 exceeds $1.09375 billion.

For purposes of this section, “Vector Group Ltd. Adjusted EBITDA” shall mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives. In no event shall the target for Vector Group Ltd Adjusted EBITDA associated with a Vesting Date be considered satisfied unless and until the Committee has provided the certification of financial results required under Section 162(m) of the Code.

2. Issuance; Transfer Restrictions.
Certificates for the Award Shares shall be issued in the name of the Executive as soon as practicable after the Grant Date, provided the Executive has (i) executed appropriate blank stock powers and any other documents which the Company may reasonably require and (ii) delivered to the Company a check for $120,000, representing the par value of the Award Shares, provided further, that if determined by the Company to be required, the Executive shall file a notification form with respect to the issuance of the Award Shares under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “Hart-Scott-Rodino Act”), and in that case the Award Shares shall be issued as soon as practicable after the expiration of the waiting period under the Hart-Scott-Rodino Act. The certificates for the unvested Award Shares shall be deposited, together with the stock powers, or other documents required by the Company, with the Company. Except to the extent provided in Section 7 hereof or as otherwise provided by the terms of this Agreement, upon deposit of such unvested Award Shares with the Company, the Executive shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions, if any, paid or made with respect to such shares. Upon vesting of any portion of the Award Shares, the Company shall cause a stock certificate for such shares to be delivered to the Executive. No interest in this Agreement or in any portion of the Award Shares may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, nor shall certificates for any Award Shares be delivered to the Executive, except to the extent of any portion of the Award Shares that has vested in the Executive in accordance with the terms hereof. The Executive acknowledges that the Award shares are subject to the Company’s Equity Retention and Hedging Policy adopted in January 2013.

3. Certificates Legended.

The Executive acknowledges that certificates for the Award Shares shall bear a legend to the following effect:
THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

The Company shall enter in its records a notation of the foregoing legend and of the restrictions on transfer provided in Section 2 hereof.

4. Forfeiture.

Except to the extent provided in Section 5 hereof, upon the earlier of the Executive’s termination of employment with the Company for any reason or July 1, 2022, any remaining Award Shares not theretofore vested shall be forfeited by the Executive and transferred back to the Company, without payment of any consideration by the Company.

5. Accelerated Vesting.

a.    The Executive shall be fully vested in all of the Award Shares in the event of his termination of employment due to death or disability (as determined in good faith by the Committee) or if a Change in Control of the Company as defined in Section 13.3 of the Plan occurs while he is employed by the Company, in each case consistent with the requirements for the award being treated as “performance-based compensation” under Section 162(m) of the Code and Treas. Reg. Sect. 1.162-27(e)(2)(v).

b.    In the event of either the termination of the Executive’s employment by the Company without Cause as defined in Section 6(d) of the Employment Agreement, or the voluntary termination by the Executive of his employment (to the extent the provisions of Section 6(a) of the Employment Agreement apply), the requirement to be continuously employed on any future Vesting Date shall be waived, and the Executive shall be vested in any remaining unvested Award Shares under

Section 1 of this Agreement based on the level of cumulative Vector Group Ltd. Adjusted EBITDA as of the end of the immediately preceding calendar quarter.

c.    In the event of the occurrence of a Change of Control of the Company, the Committee will provide for settlement of any Award Shares that are subject to accelerated vesting under Section 5 of this Agreement in accordance with the terms of Section 13.2 of the Plan.

6. Adjustment of Award Shares.

In the event of any of the transactions or events described in Section 12 of the Plan, the aggregate number and kind of Award Shares shall be proportionately adjusted by the Company in accordance with the terms of Section 12.

7. Dividend Payments.

The Executive shall be entitled to receive the dividends or other distributions (including securities of another issuer) that are paid by the Company on the Award Shares on or after their date of issuance, but only if such Shares are subsequently earned and vested. Any such dividend or other distribution shall be paid to the Executive as soon as reasonably practicable after the underlying Award Shares have become vested. No interest shall be paid on any dividends or other distributions under this Section 7.

8. Limitations.

Nothing in this Agreement shall be construed to provide the Executive any rights whatsoever with respect to the Award Shares except as specifically provided herein, or constitute evidence of any agreement or understanding, express or implied, that the Company shall employ the Executive other than as provided in the Employment Agreement.

9. Tax Withholding.

The Executive agrees not to file a Section 83(b) election. The Executive shall pay to the Company, at each time any portion of the Award Shares vests in the Executive or any amounts are paid under Section 7 an amount that the Company deems necessary to satisfy its minimum required obligations to withhold federal, state or local income or other taxes incurred by reason thereof. In accordance with Section 15 of the Plan, tax withholding may be satisfied by the surrender of shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
10. Incorporation by Reference; Plan Document Receipt; Coordination with Employment Agreement

This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. For the avoidance of doubt, references to the “Committee” in this Agreement shall refer to the Subcommittee in accordance with Section 4.1 of the Plan. Notwithstanding anything to the contrary in the Employment Agreement, the terms and conditions applicable to the Award Shares, including but not limited to vesting conditions, shall be governed solely and exclusively by this Agreement. The Executive hereby acknowledges receipt of a true copy of the Plan and that the Executive has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

11. Miscellaneous.

a. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

b. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or overnight delivery service or mailed within the continental United States by first class, certified mail, return receipt requested, to the applicable party and addressed as follows:
if to the Company:

Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor

Miami, Florida 33137
Attn: Marc N. Bell, Vice President
and General Counsel

if to the Executive:
Howard M. Lorber
at the most recent home address as indicated on the Company’s records

Addresses may be changed by notice in writing signed by the addressee.

c. This Agreement shall not entitle the Executive to any preemptive rights to subscribe to any securities of any kind hereinafter issued by the Company.

d. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on the Executive herein set forth, be binding upon and inure to the benefit of the Executive, his heirs, executors, administrators, successors and assigns.

e. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Board, the Committee or the Subcommittee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that no such modification or amendment shall materially adversely affect the rights of the Executive under this Agreement without the consent of the Executive. The Company shall give notice to the Executive of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kikland III

J. Bryant Kirkland III
Vice President, Treasurer and CFO

/s/ Howard M. Lorber

Howard M. Lorber